Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earnings (loss) from continuing operations	$116	$91	$(1,063)	$198
Discontinued operations	(1)	(14)	(59)	(44)

Net earnings (loss)	115	77	(1,122)	154
Effect of dilutive securities	—	—	—	—

Net earnings (loss) - assuming dilution	$115	$77	$(1,122)	$154

Average common shares outstanding	486.9	485.9	486.6	486.0
Effect of dilutive securities
Profit sharing plan	—	1.2	—	1.2
Stock options	0.3	0.3	—	0.8

Average common shares outstanding - assuming dilution	487.2	487.4	486.6	488.0

Earnings (loss) per common share from continuing operations	$0.24	$0.19	$(2.19)	$0.41
Discontinued operations	—	(0.03)	(0.12)	(0.09)

Net earnings (loss) per common share	$0.24	$0.16	$(2.31)	$0.32

Earnings (loss) per common share from continuing operations - assuming dilution	$0.24	$0.19	$(2.19)	$0.41
Discontinued operations	—	(0.03)	(0.12)	(0.09)

Net earnings (loss) per common share - assuming dilution	$0.24	$0.16	$(2.31)	$0.32

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.